Exhibit 10.1

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SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into this 6th day of December, 2019 by and between Argo Group International Holdings, Ltd. (the “Company,” and, together with its subsidiaries and affiliates, “Argo Group”) and Mark E. Watson III (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive was the President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors (the “Board”);

WHEREAS, Executive entered into a binding term sheet with the Company, dated November 5,2019 (the “Term Sheet”), pursuant to which, except as set forth below, Executive resigned as the President and Chief Executive Officer of the Company, and from all other positions Executive held as an officer, director or committee member of Argo Group and The Argo Foundation, in each case effective as of November 5,2019 (the “Transition Date”);

WHEREAS, Executive will remain a full-time, non-executive employee through December 31, 2019 and a member of the Board through December 30, 2019, which shall be the effective date of Executive’s resignation from the Board;

WHEREAS, the Term Sheet provides that it shall be reduced to a more formal agreement that shall contain, among other things, the material terms set forth in the Term Sheet; and

WHEREAS, Executive and the Company desire to enter into this Agreement to set out the terms and conditions of Executive’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.	Transition Period and Termination of Employment:

a.    During the period beginning on the Transition Date and ending on December 31, 2019 (the “separation Date,” with the period of time from the Transition Date to the Separation Date being the “Transition Period”), Executive shall be a full-time, non-executive employee and in this role he shall serve as an advisor to the Company. During the Transition Period, Executive shall be available on a full-time basis for phone consultations upon request by the then-current (whether interim or permanent) Chief Executive Officer of the Company (the “CEO”), the CEO’s designee and/or the Board on strategic and other matters. For the avoidance of doubt, Executive shall continue to serve as a member of the Board of the Company until December 30, 2019. During the Transition Period, Executive shall not report to, or work out of, any Company offices or engage in any business travel unless requested with at least five (5) business days advance written notice by the CEO, the CEO’s designee or the Chairman of the Board.

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b.    During the Transition Period, the Company shall continue to pay Executive his base salary by direct deposit, at the annual rate in effect for Executive as of the Transition Date, and Executive shall not be entitled to receive any annual cash incentive awards or long-term incentive awards. For the avoidance of doubt, Executive shall not be eligible to receive an annual incentive award in respect of calendar year 2019. During the Transition Period, Executive shall continue to receive medical, welfare and health insurance benefit plans on the same terms and conditions as existed as of the Transition Date.

c.    On December 30, 2019, Executive shall be deemed to have resigned, and shall have resigned, as a member of the Board.

d.    On the Separation Date, Executive’s employment with Argo Group shall terminate.

2.    Compensation Upon First Execution of This Agreement. Executive shall be entitled to receive the following payments and benefits (collectively, the “Transition Benefits”), subject to Executive’s execution of this Agreement no later than December 6, 2019 (“First Signature”) and non-revocation of same within the immediately following seven-day period (“First Revocation Period”):

a.    The Company shall pay Executive an amount equal to USD $1,750,000, less applicable deductions and withholdings, payable in a single lump sum cash payment within two (2) business days after the expiration of the First Revocation Period by direct deposit.

b.    As of the expiration of the First Revocation Period (“Equity Vesting Date”) and subject to Sections 4 and 19 below, the following equity awards granted by the Company to Executive shall become fully vested and immediately marketable, without any restriction, subject to applicable law: (A) 11,285 restricted shares granted to Executive on March 10, 2016; (B) 14,558 restricted shares granted to Executive on March 29, 2017; (C) 10,500 restricted shares granted to Executive on March 27, 2018; and (D) 41,013 restricted shares granted to Executive on March 15, 2019. All of Executive’s vested share appreciation rights, which for the avoidance of doubt are set forth in the table contained in Appendix A, shall remain vested and remain fully exercisable without restriction, and shall be governed by the terms of the underlying award agreements; provided, however, that following the Separation Date, Executive shall not be bound to any restrictive covenant or post-termination obligation, duty or restriction under such award agreements (or, for the avoidance of doubt, under any other agreement), other than obligations under the heading “Confidential Information” in such award agreements or as expressly set forth in this Agreement. For the avoidance of doubt, the performance-based restricted shares award granted by the Company to Executive on November 5,2018 shall automatically be forfeited by Executive as of the Separation Date.

For clarity, Executive shall forfeit all rights to the Transition Benefits unless Executive executes this Agreement no later than December 6, 2019, provides the executed Agreement to the Company, and does not revoke the Agreement before the expiration of the First Revocation Period.

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3.    Accrued Benefits and Compensation Upon Second Execution of This Agreement: Executive shall be entitled to receive the payments and benefits set forth in this Section 3, subject to the terms and conditions set forth herein.

a.    The Company promptly shall pay to Executive all Accrued Benefits (as defined below), if any, to which Executive is entitled as of the Separation Date, in each case at the time such payments or benefits are due (and, with respect to Section 3(a)(ii) below, within a reasonable time after such business expenses are submitted). For purposes of this Agreement, “Accrued Benefits” means (i) any earned but unpaid base salary through the Separation Date; (ii) any amounts owing to Executive for reimbursement of yet unreimbursed business expenses properly incurred by Executive prior to the Separation Date and which are reimbursable in accordance with the Company’s policies, practices and procedures applicable to the President and CEO, in place as of the date such expenses were incurred, and which expenses may be submitted to the Company for reimbursement through the Separation Date; and (iii) any other vested accrued benefits of Executive under the plans, programs and arrangements of the Company, including, without limitation, retirement benefits, 401(k) benefits, and pension benefits. Executive shall not be entitled to any other salary, compensation, payment, bonus or benefits from Argo Group after the Separation Date, except as otherwise specifically provided hereunder or as expressly required by applicable law.

b.    Subject to Executive’s re-execution of this Agreement on or within seven days after January 1,2020 (“Second Signature”) and non-revocation of same within the immediately following seven-day period (“Second Revocation Period”), the Company shall pay Executive an amount equal to USD $725,833.33 (the “severance Payment”), less applicable deductions and withholdings, payable by direct deposit in a single lump sum cash payment within two (2) business days following the end of the Second Revocation Period. For clarity, Executive shall forfeit all rights to the Severance Payment unless Executive re-executes this Agreement on or within seven days after January 1, 2020, provides the Agreement to the Company, and does not revoke the Agreement before the expiration of the Second Revocation Period.

4.    Reimbursement of Certain Alleged Personal Expenses. Executive hereby agrees that Executive shall reimburse the Company for certain alleged personal expenses paid for by entities within Argo Group, pursuant to the following procedure (the “Reimbursement Procedure”):

a.    As of the Equity Vesting Date, 35,296 of the restricted shares held by Executive as of the Transition Date that become fully vested pursuant to the terms of Section 2(b) of this Agreement shall be placed in escrow (the “Escrow Account”), fixed at the closing price of the Company’s common stock on November 1, 2019 (USD $63.04) (the “Escrow Amount”). The terms of such escrow are set forth in a separate escrow agreement that has been entered into by the Company and Executive as of the date of this Agreement.

b.    Immediately after Executive first executes this Agreement, Executive shall be presented with an itemized list of the expenses the Company believes Executive is responsible for (“Expense List”). Subject to the provisions below of this Section: If the aggregate amount of

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such expenses (the “Reimbursement Amount”) is greater than the Escrow Amount, Executive shall be required to reimburse the Company an amount equal to the Escrow Amount, and all of the shares in the Escrow Account shall be returned to the Company in full satisfaction of Executive’s reimbursement obligation. If the Reimbursement Amount is less than the Escrow Amount, Executive shall reimburse the Company an amount equal to the Reimbursement Amount from the Escrow Account, meaning that the number of shares in the Escrow Account having an aggregate value equal to the Reimbursement Amount (based on the USD $63.04 closing price), rounded up to the nearest whole share, shall be returned to the Company; the remaining shares in the Escrow Account shall be released to Executive.

c.    This Reimbursement Procedure shall not in any way be construed as an admission by Executive of any unlawful or wrongful acts or omissions or constitute an obligation to reimburse any specific amount, nor does it constitute an admission by Executive of any specific Reimbursement Amount.

d.    If Executive wishes to contest the Reimbursement Amount, Executive must notify the Company in writing by January 5, 2020, of the specific expenses from the Expense List which Executive disagrees are expenses Executive is responsible for in whole or in part. Upon such notice, the Parties shall submit the matter to binding arbitration before a mutually agreed-upon arbitrator. The Company shall bear the costs of arbitration, but each Party will bear their own attorneys’ fees. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Reimbursement Procedure shall finally determine the Reimbursement Amount, and the number of shares in the Escrow Account having an aggregate value equal to the specific expenses with which the Executive disagrees (based on the USD $63.04 closing price), rounded up to the nearest whole share, shall not be removed from the Escrow Account or returned to the Company until a final determination as to the Reimbursement Amount is reached in arbitration, in accordance with the Reimbursement Procedure. Nothing herein restricts or prohibits the Parties from agreeing to a Reimbursement Amount in writing at any time before an Arbitration Decision is issued, in which instance the number of shares in the Escrow Account having an aggregate value equal to the Reimbursement Amount shall be returned to the Company. Nothing herein requires the Parties to agree to a Reimbursement Amount at any time before an Arbitration Decision is issued.

e.    The Parties hereby agree to use their best efforts to complete the entire Reimbursement Procedure, including, if necessary, the receipt of an arbitration decision (the “Arbitration Decision”), by February 28, 2020, If, despite such best efforts, the Parties fail to complete the Reimbursement Procedure by February 28, 2020, the Parties shall continue to use their best efforts to complete the Reimbursement Procedure as soon as practicable until the Reimbursement Procedure is complete.

f.    Arbitration pursuant to this Section 4 shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made, which are incorporated herein and are available through the AAA’s website (http://www.adr.org), except to the extent they conflict with the specific provisions of this Agreement. The parties shall jointly select a neutral arbitrator no later than January 15, 2020. The Arbitration pursuant to this Section shall be held in Bexar County, Texas. Any action or proceeding to confirm, enforce, modify and/or vacate the Arbitration Decision must be brought in a state or federal court in Bexar County, Texas.

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g.    The Company acknowledges and agrees that its sole remedy for any claims arising from or relating to reimbursement for Executive’s expenditures, including but not limited to perquisites, and personal and unreimbursed business expenses, is the Reimbursement Procedure and the Reimbursement Amount.

5.	Release:

a.    In General: As consideration for Executive’s receipt of the Transition Benefits set forth in Section 2 or the Severance Payment set forth in Section 3(b), as applicable, and other good and valuable consideration set forth herein, each time Executive executes this Agreement, Executive hereby agrees to irrevocably and unconditionally release any and all Claims (as defined in this Section 5) Executive may now have against the Company and other Released Parties (as defined in this Section 5) based on the facts that occurred up to and including each date that Executive signs this Agreement. This Agreement shall become effective, pursuant to its terms, each time an applicable Revocation Period expires without revocation by Executive.

b.    Released Parties: The Released Parties are the “Argo Group” entities, which include Argo Group International Holdings, Ltd. and all of its subsidiary holding and operating companies, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs); and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection ( collectively, the “Released Parties” and each a “Released Party”).

c.    Claims Released: Executive understands and agrees that Executive is releasing all known and unknown claims, demands, promises, causes of action and rights of any type that Executive may have had or currently has against each and every Released Party based on, relating to, or arising out of any fact, act, omission, event, conduct, representation, agreement or other matter whatsoever relating to Executive’s employment with the Company and termination of such employment (the “Claims”), except that Executive is not releasing any claim to enforce: (i) this Agreement; (ii) any right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims that wholly arise or accrue after Executive executes or re-executes, as applicable, this Agreement; (iv) any right to vested accrued benefits or compensation under Company plans and arrangements; (v) any right to indemnification or advancement by the Company or any of the Released Parties or to coverage under any applicable directors’ and officers’ or other third party liability insurance policy(ies) then maintained by the Company or any Released Parties; and (vi) any rights or claims that Executive may have to alleged personal property that is currently in the Company’s possession in the Company’s offices in San Antonio, TX and New York, NY, and at the corporate apartment in San Antonio, TX. Executive further understands that the Claims Executive is releasing may arise under many

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different laws (including statutes, regulations, other administrative guidance and common law doctrines) including but by no means limited to:

1.    Anti-discrimination statutes, all as amended, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); and any other federal, state or local laws prohibiting employment or wage discrimination, including the laws of Bermuda, including but not limited to the Employment Act of 2000 and the Human Rights Act of 1981.

2.    Federal employment statutes, all as amended, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.    Other laws, as amended, such as any federal, state, local or international laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state, local or international law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.    Tort and contract claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.    Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to Executive’s employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation

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or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; or (iii) Claims that Executive has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits, in all cases other than as set forth in this Agreement.

d.    Unknown Claims: Executive understands that Executive is releasing Claims about which Executive may be unaware. That is Executive’s knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts Executive currently believes to be true are untrue or learns of facts or other matters about which Executive now is unaware, and even though Executive might then regret having executed or re-executed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving unknown claims. Executive understands the significance of doing so.

e.    Whistleblower Protections: Nothing in this Section 5 shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or any comparable state or local agency, or from reporting a possible violation of law to a government entity or law enforcement, including making a disclosure that is protected under the whistleblower protections of applicable law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. Notwithstanding the foregoing, to the fullest extent permitted by law, Executive agrees to waive Executive’s right to recover against the Released Parties individual relief in any charge, complaint, or lawsuit filed by Executive or anyone on Executive’s behalf. The Parties acknowledge that pursuant to 18 USC § 1833(b), Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Parties acknowledge that if Executive sues the Company for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

6.	Promises Warranties, and Representations:

a.    Employment Termination: Executive understands and agrees that following the Separation Date Executive has no right of rehire or reinstatement with any Released Party, regardless of location, and that each and every Released Party is under no obligation to rehire or reinstate Executive. Executive also acknowledges and understands that the failure of a Released Party to rehire or reinstate Executive is in no way discriminatory or retaliatory in nature.

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b.    Pursuit of Released Claims: Executive affirms that Executive has not filed, has not caused to be filed, and is not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against any Released Party in any forum relating to any Claim released in Section 5 above. Subject to Section 5 above, and to the extent permitted by law, Executive agrees not to, directly or indirectly, file, initiate, encourage, aid or assist in any investigations, actions, grievances, arbitrations, complaints, claims or other legal proceedings against any Released Party related to any Claim released in Section 5 above. Notwithstanding the foregoing, Executive understands that nothing in this Agreement prohibits Executive from: (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; (ii) making, asserting or enforcing any claim or right which cannot be waived under applicable law, including but not limited to the right to file a charge with, provide information to or participate in an investigation or proceeding conducted by the Texas Workforce Commission Civil Rights Division, the Equal Employment Opportunity Commission or other federal, local or state governmental agency charged with enforcing anti-discrimination laws, or the National Labor Relations Board; (iii) making, asserting or enforcing any claim or right to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Securities Act of 1974, as amended); or (iv) making, asserting or enforcing any rights Executive has or claims that may arise after the date this Agreement is executed and re-executed. For the avoidance of doubt, nothing in this Agreement prohibits Executive from making, asserting or enforcing any right or claim that is created, acknowledged and/or not otherwise waived under this Agreement. Subject to advancement and indemnification that may be available to Executive, Executive further agrees and covenants that should any person, entity, organization, or federal, state or local governmental agency institute an investigation, action, grievance, arbitration, complaint, claim or other legal proceeding involving any matter encompassed by the release set forth in Section 5, Executive shall not be entitled to recover and expressly waives any right to seek, accept or recover any monetary relief or other individual remedies. The Company affirms that the Company has not filed, has not caused to be filed, and is not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against Executive in any forum. As of the date of this Agreement, the Company represents that it has no present intention to sue Executive or initiate an arbitration against him in connection with any matter, except the Reimbursement Procedure; provided, however, that nothing herein prohibits the Company from asserting a claim of ownership over any artwork that has been removed from Company premises, including but not limited to that which is presently in storage in accordance with an agreement between the Parties on November 27, 2019.

c.    Execution and Re-Execution of this Agreement: Executive understands and agrees that, but for Executive’s execution and re-execution of this Agreement, including the release of claims under ADEA contained herein, and the fulfillment of the promises contained herein, Executive would not be entitled to receive the Transition Benefits or the Severance Payment, as applicable.

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d.    Company Property: Executive shall fully comply with Executive’s obligations under Sections 8(c)(iv) and 8(c)(vi) of the Executive Employment Agreement between Executive and the Company, effective as of November 5, 2018 (the “Employment Agreement”), by returning all documents and information described in such sections to Susan Comparato, SVP, US General Counsel for the Company, and that notwithstanding the timing set forth in such sections Executive shall meet the obligations set forth therein no later than the end of the Second Revocation Period.

e.    Ownership of Claims: Executive has not assigned or transferred any Claim Executive is releasing, nor has Executive purported to do so. In addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this Release or my breach hereof, Executive will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.

f.    Implementation: Executive and the Company agree to sign any documents and take any reasonable action that is necessary in the future to implement this Agreement.

7.	Notice, Time for Consideration and Revocation Period:

a.    THE RELEASE OF CLAIMS CONTAINED IN THIS AGREEMENT CONSTITUTES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, IN ACCORDANCE WITH SECTION 5, INCLUDING WITHOUT LIMITATION, ALL CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ANY SIMILAR STATE LAWS. THIS AGREEMENT DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED OR RE-EXECUTED, AS APPLICABLE.

b.    EXECUTIVE AGREES THAT EXECUTIVE IS WAIVING RIGHTS AND CLAIMS EXECUTIVE MAY HAVE IN EXCHANGE FOR CONSIDERATION WHICH IS IN ADDITION TO THINGS OF VALUE TO WHICH EXECUTIVE MAY ALREADY BE ENTITLED.

c.    EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING PRIOR TO EXECUTING AND RE-EXECUTING THIS AGREEMENT.

d.    EXECUTIVE UNDERSTANDS THAT EXECUTIVE WILL HAVE AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE EXECUTIVE’S EXECUTION AND RE-EXECUTION OF IT. EXECUTIVE MAY, IF EXECUTIVE WISHES, ELECT TO SIGN THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAY CONSIDERATION PERIOD, AND EXECUTIVE AGREES THAT IF EXECUTIVE ELECTS TO DO SO, EXECUTIVE’S ELECTION IS MADE FREELY AND VOLUNTARILY AND AFTER HAVING AN OPPORTUNITY TO CONSULT COUNSEL.

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e.    EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS SEVEN (7) DAYS FOLLOWING EXECUTIVE’S EXECUTION AND RE-EXECUTION OF THIS AGREEMENT (EACH SUCH PERIOD, AS APPLICABLE, THE “REVOCATION PERIOD’’) TO REVOKE IT BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO SUSAN COMPARATO AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD THAT BEGINS FOLLOWING EXECUTIVE’S INITIAL EXECUTION OF THIS AGREEMENT HAS EXPIRED. EXECUTIVE UNDERSTANDS THAT, IF EXECUTIVE ELECTS TO EXERCISE EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT DURING A REVOCATION PERIOD, THIS AGREEMENT SHALL BE VOIDED IN ITS ENTIRETY AT THE ELECTION OF THE COMPANY AND THE COMPANY SHALL BE RELIEVED OF ALL OBLIGATIONS TO PAY OR PROVIDE THE TRANSITION BENEFITS DESCRIBED IN SECTION 2 HEREOF OR THE SEVERANCE PAYMENT DESCRIBED IN SECTION 3(B) HEREOF, AS APPLICABLE.

8.    Non-admission of Liability or Wrongdoing: The Parties understand and agree that neither the execution of this Agreement nor any of the terms of this Agreement constitute an admission by any Party of any liability or wrongdoing on the part of that Party.

9.    Acknowledgements by Executive: In executing and re-executing this Agreement, Executive acknowledges:

a.    That Executive has not suffered any job related wrongs or injuries, such as any type of discrimination, for which Executive might still be entitled to compensation or relief in the future. Except as otherwise set forth herein, Executive has been paid all wages, compensation and benefits, and other amounts that the Company or any Released Party should have paid Executive in the past.

b.    That Executive is intentionally releasing Claims (as defined in Section 5(c)) that Executive did not know that Executive might have and that, with hindsight, Executive might regret having released. Executive has not assigned or given away any of the claims Executive is releasing.

c.    That Executive has read and understands this Agreement and that Executive has been advised to consult with an attorney about its meaning and effect and has done so.

d.    That Executive is releasing all Claims (as defined in Section 5(c)) against the Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

10.    Knowing and Voluntary Execution: Executive states and represents that Executive has carefully read this Agreement and knows and understands the contents thereof, and that Executive has executed the same as Executive’s own free act and deed. Executive also

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acknowledges that Executive has had the opportunity to ask questions about each and every provision of this Agreement and that Executive fully understands the effect of the provisions contained herein upon Executive’s legal rights.

11.    Arbitration. Except as specifically set forth in this Section regarding equitable relief, any claim or controversy arising between the Parties, including but not limited to claims that arise under this Agreement, shall be subject to final and binding arbitration in Bexar County, Texas, in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes in effect at the time the demand for arbitration is made, which are incorporated herein and are available through the AAA’s website (http://www.adr.org), except to the extent they conflict with the specific provisions of this Agreement; provided, however, that if either Party breaches, or takes any material step which, is likely to result in the breach of this Agreement, the other Party shall be entitled to seek appropriate equitable relief, including but not limited to a temporary restraining order or temporary or permanent injunctive relief, which shall be available without posting of any bond or other security, and that such action for equitable relief shall be subject to the exclusive jurisdiction of the courts of Bexar County, Texas, and that each Party irrevocably and unconditionally waives any objection that Party may now or thereafter have to the venue or jurisdiction of any such court or that such venue is inconvenient and agrees not to plead or claim the same.

12.	Section 409A:

a.    The Company believes and intends that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed in a manner that effectuates this intent. Neither the Company nor its respective directors, officers, employees or advisers (other than Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.

b.    In the event that, notwithstanding the clear language of this Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) and is payable or distributable by reason of Executive’s separation from service during a period in which Executive qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service under the terms of this Agreement shall be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period,

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within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period.

c.    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

13.    Notices: Except as set forth herein, any notice required or permitted to be given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by registered or certified mail at the address last shown on the Company’s records or at such other address as Executive shall designate by written notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by registered or certified mail addressed to it at 110 Pitts Bay Road, Pembroke HM 08 Bermuda, Attn: General Counsel, or at such other address as it shall designate by notice to Executive.

14.    Executed Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A PDF or facsimile shall be deemed an original.

15.    Amendment; Waiver: This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Party against whom enforcement is sought. Neither the waiver by either of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

16.    Effect of Void Provision: If a Party successfully asserts that any provision in this Agreement is void or invalid, the rest of the Agreement shall remain valid and enforceable. Executive hereby agrees that if any portion of Executive’s release of claims set forth in Section 5 is deemed invalid, Executive shall enter into a new agreement with the Company that contains a release of claims that is satisfactory to the Company and to Executive.

17.    Assignability: Executive’s rights, obligations and agreements under this Agreement shall inure to the benefit of and be binding on Executive’s heirs, executors, legal representatives and assigns, and the Company’s rights, obligations and agreements shall inure to the benefit of and be binding on its successors and assigns.

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18.    Entire Agreement: This Agreement sets forth the entire agreement between the Parties hereto and supersedes and replaces any and all prior or contemporaneous representations, restrictions, duties, obligations and/or agreements, whether oral or written, arising from or relating to the subject matter herein, and further supersedes and replaces the Term Sheet and the Employment Agreement; provided, however, that Sections 8(a), (b), (c), (g), (h) and (i); Section 22, and Section 24 of the Employment Agreement shall not be superseded by this Agreement and shall remain in full force and effect, except as specifically modified herein. Executive acknowledges that each time Executive signs this Agreement, Executive does so without relying on any representations, promises or agreements of any kind that are not expressly contained in this Agreement. For the sake of clarity, this Agreement shall not supersede the Undertaking Agreement.

19.    Withholding: Executive is responsible for paying any taxes on amounts Executive receives as a result of Executive’s execution and re-execution of this Agreement. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under this Agreement. Such withholding shall be consistent with Executive’s elections in his IRS Form W-4 currently on file with the Company. For the avoidance of doubt, withholding required by virtue of the vesting of restricted shares in accordance with Section 2(b) of this Agreement shall be effected by share withholding from the released shares other than the shares being placed in escrow pursuant to Section 4(a) of this Agreement.

20.    Interpretation: This Agreement shall be construed as a whole according to its fair meaning. This Agreement was drafted by both Parties and shall not be construed in favor of, or against, any Party by reason of any presumption regarding who drafted this Agreement. Unless the context indicates otherwise, the singular or plural shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

21.    Governing Law: This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By	/s/ John R. Power, Jr.
John R. Power, Jr.
Chairman, Human Resources Committee
Board of Directors of
Argo Group International Holdings, Ltd.

Date:12-6-19

FIRST EXECUTION – EXECUTIVE MUST EXECUTE NO LATER THAN DECEMBER 6, 2019

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:
/s/ Mark E. Watson III
Mark E. Watson III

Date: 6 December 2019

SECOND EXECUTION – EXECUTIVE MUST EXECUTE ON OR BY JANUARY 8, 2020

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

ACKNOWLEDGED AND AGREED

EXECUTIVE:

Mark E. Watson III

Date:

[Separation Agreement and Release Signature Page]

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APPENDIX A

Vested Share Appreciation Rights

Grant Date	Exercise Price	Vested/Exercisable SARs
March 15, 2013	$26.19	74,807
June 17, 2013	$26.19	3,240
March 14, 2014	$31.92	167,656
February 25, 2015	$37.85	118,421